Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) is the type that DARIOHEALTH CORP. treats as private or confidential. OMISSIONS ARE DENOTED IN BRACKETS WITH ASTERISKS THROUGHOUT THIS EXHIBIT.

Termination of Employment and Separation Agreement

Between: LabStyle Innovation Ltd., No. 514668466 (the "Company")

And: Zvi Ben David, I.D. No. [**] (the "Employee")

WHEREAS:	The Employee is employed by the Company as of January 8, 2015 (the "Commencement Date"), all in accordance with the provisions of the employment agreement dated January 8, 2015 as was amended from time to time (the “Employment Agreement”); and

WHEREAS:	to this date, the Employee acts in the position of Chief Financial Officer (the "Position") of the parent DarioHealth Corp. and the Company ; and

WHEREAS:	The Employee and the Company have mutually agreed following the employees request on termination of Employee's employment with the Company; and

WHEREAS:	Following negotiations, the Company and the Employee (the “Parties”) reached an agreement with respect to Employee's termination package, and they wish to put in writing their mutual obligations, as detailed in this termination and separation agreement (the “Agreement”).

NOW, THEREFORE, the parties hereby agree as follows:

1.	Termination of the Position: On May 15, 2025 the Employee will step down from the Position and will be exempted from all of his duties and responsibilities, and will become an advisory board member with the responsibilities as defined in Exhibit A. The Employee will continue to be employed as full time employee until June 30, 2025 in order to allow a smooth transition of his responsibilities to the newly appointed CFO, and from July 1 2025, make himself available for any questions or assistance the Company may need, until the Termination Date. During the period and until the Termination Date, the Employee will be allowed to be involved in other activities, paid or unpaid, in any capacity, subject to the Employee's undertakings according to this Agreement, including but not limited to section 13 of this Agreement.

2.	Communication of Termination: The Parties will communicate the Employee's termination of the Position to the Company's employees and/or clients and/or suppliers and any other relevant third parties by releasing a mutually agreed notice, as follows: "Zvi has asked to retire from his position after more than 10 years of service and would like to have more time with his family and explore new directions, and therefore will move to a part time position as advisory board member”. In addition, the Company will file a report to the SEC and/or the NASDAQ, as required by law.

3.	Adaptation Period: according to the Employment Agreement the Employee is entitled to 3 months' notice period. The Company agreed to grant the Employee, on an ex-gratia basis, with a much longer adaptation period of 28 months, starting July 1 2025 and ending October 31, 2027 (the "Adaptation Period"). During the Adaptation Period the Employee will continue to be employed by the Company and to be entitled to receive a monthly salary of NIS 52,500 during the period from July1, 2025 until December 31, 2025, and a monthly salary of NIS 47,630 during the period from January 1, 2026 until October 31, 2027 (gross) (the "Adjusted Salary") and all other benefits according to his Employment Agreement, as shall be calculated and paid according to the Adjusted Salary.

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4.	All the payments the Employee shall receive during the Adaptation Period based on the Adjusted Salary and the 2025 Shares in accordance with this Agreement shall be referred to, together as "Termination Package".

5.	Termination Date: the employment relationship between the Partied shall terminate at the end of the Adaptation Period on October 31, 2027 (the "Termination Date"). The period as of the Commencement Date and until the Termination Date shall be referred to in this Agreement as "Employment Period".

6.	Notice Period: according to the Employment Agreement the Employee is entitled to 3 months' notice period. The Employee has asked to spread this period into a 6 months period while reducing his salary accordingly. Hence, the Employee expressly confirms that the Termination Package will be in lieu of the payment for notice period according the Employment Agreement, and he will not be entitled to any additional payment for the notice period, other than the Termination Package.

The Employee confirms that he was presented with a detailed calculation, supporting the above declaration, comparing his legal and contractual entitlements to the Termination Package.

7.	Accrued Vacation: At the end of June 2025, the Employee will have 184.7 accrued annual leave days. The Employee confirms that the Termination Package will be in lieu of the redemption of any accrued vacation days as per law and Employment Agreement.

The Employee confirms that he was presented with a detailed calculation, supporting the above declaration, comparing his legal and contractual entitlements to the Termination Package.

8.	Final Settlement of Account: upon Termination Date, together with the monthly salary for October 2027 and/or on the date required by law, a final settlement of account shall be carried out, and the Company shall pay to the Employee the following sums and/or provide the Employee with the following documents:

8.1.	Payment of the Adjusted Salary through the Termination Date.

8.2.	Payment of any unpaid recuperation pay through the Termination Date, all subject to applicable law.

8.3.	Provide the Employee with letters of release with respect to the amounts accrued under the Employee's managers’ insurance policy and/or pension fund (severance pay and pension component). Due to the application of the arrangement under Section 14 of the Severance Pay Law, the Employee shall not be entitled to any other or additional payment with respect to severance pay other than the release of the accrued severance, as stated in this section.

8.4.	Provide the Employee with 161 Form with respect to the released severance pay, as stated in section 8.3 above.

8.5.	Provide the Employee with letters of release with respect to the amounts accrued under the Employee's education fund.

8.6.	Provide a letter of confirmation of the Employee's employment period.

9.	Options and Capital Grants: all options and capital grants granted to the Employee during the Employment Term, shall be governed by the terms and conditions of the Company’s relevant option plan and the Employee's relevant option agreements and/or grant letters. Any outstanding, but unvested options and capital grants shall expire upon and become of no force and effect on the Termination Date.

10.	Taxation: All payments and benefits related to the Employee's employment and its termination, including those set forth herein, are gross payments, from which tax and other compulsory payments shall be deducted, as required by law.

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11.	Ex-gratia Benefits: The Company’s agreement to grant the Employee the ex-gratia benefits, providing his with the Termination Package, as stated in this Agreement, is conditioned on the Employee's full and complete satisfaction of all applicable obligations pursuant to any law and/or Employment Agreement and/or and this Agreement, without exception.

12.	Return of Company's Property: Upon the Termination Date, the Employee will deliver to the Company all of the Company’s property in his possession, including but not limited to any documents, written materials, any electronic devices (including laptop, PC, smartphone, tablet etc.) any cards provided by the Company to the Employee and any of the Company's keys.

13.	Confidentiality and Unfair Competition: All undertakings applicable to the Employee pursuant to law and the Employment Agreement, relating to confidentiality, intellectual property ownership and assignment, non-compete and non-solicitation, shall remain in full force and effect and shall continue to oblige the Employee, all in accordance with the provisions of the Employment Agreement. It was agreed between the Parties, that the unfair competition obligation of the Employee will apply until June 30, 2026.

14.	No Disparagement: Each party undertakes to maintain the dignity of the other party, not to defame or to slander the other party, even if one party believes in the content. It is hereby clarified that statements by unauthorized employees and managers of the Company, who are not qualified to bind the Company, will not be considered a violation by the Company of the provisions of this Section.

15.	Waiver and Release: Subject to the timely payment/provision by the Company of all amounts/benefits provided in this Agreement, specifically the Termination Package, the Employee irrevocably declares and warrants the following:

15.1.	The Employee confirms that he has received from the Company all of the rights and the amounts which are due to him in connection with the entire Employment Term and/or the termination of his employment, including salary, overtime, vacation pay and/or vacation redemption pay, sick pay, recuperation pay, holiday pay, contributions to pension schemes, contributions to education fund, premiums and bonuses of all kinds, travel expenses and/or car allowance, notice period pay and severance pay, personal injury or any other claim for damages or injury of any kind whatsoever, stock or stock options or other capital grants, exercising options and any other payment arising from the Employment Term and/or from the termination of employment, including with respect to the circumstances of such termination, discrimination, wrongful dismissal and restrictions on layoffs (including the process of termination which the Employee waived), to which he was or may have been entitled by virtue of any law and/or statute and/or Employment Agreement and/or Company's practice.

15.2.	The Employee confirms that the payments, including all the ex-gratia Termination Package, as set forth in this Agreement, constitute the final, agreed and absolute arrangement, which exhausts all of the claims, demands and lawsuits of the Employee against the Company, and that he has no claims and shall have no claims, demands or lawsuits against the Company, and the Employee undertakes to refrain from any legal proceeding against the Company with regard to claims and/or demands and/or lawsuits of any kind or nature, contractual, tort or other, based on any grounds whatsoever, or in any manner whatsoever, which are known on the date of the signing of the Agreement, and such which are not known, and which arise from any law or statute whatsoever.

15.3.	The Employee hereby specifically waives any right, claim, or demand he may have, if any, with respect to ownership of any intellectual property that was created by him during the Employment Term and /or any special consideration for such property, including but not limited to any claim for consideration regarding Service Invention, under Article 134 of the Patents Law, 1967 and claim or demand regarding the eligibility to receive royalties, compensation or rewards before the Compensation and Royalties Committee set up at the Office of the Patents Registrar.

15.4.	The Employee confirms that this Agreement and the Termination Package shall also constitute a "package deal" and a settlement and release agreement as construed in Section 29 of the Severance Pay Law, 1963 and the Employee shall have not additional demands with respect to the severance pay.

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16.	Corporate Approvals: This Agreement is subject to all statutory and legally required corporate approvals, including but not limited to board of directors of the Company and compensation committee of the Company, and such approvals, should they be required by law, shall be a condition precedent to this agreement being valid and in effect.

17.	General Provisions:

17.1.	This Agreement constitutes the entire agreement between the Parties in connection with the terms of the Employee’s termination of employment with the Company and all prior negotiations, agreements and understandings, written or oral, between the Parties with respect to Employee’s termination prior to this Agreement shall be of no force or effect.

17.2.	No amendment and/or modification of this Agreement shall have any effect unless such amendment or modification shall be done in a written document, signed by both Parties.

17.3.	Nothing in this Agreement shall derogate from any of the Employee’s obligations according to the Employment Agreement and the applicable law.

17.4.	The Employee’s declarations and undertakings towards the Company under this Agreement shall also apply, mutatis mutandis, to any entity related to the Company by way of a relationship of a parent company, sister company, and so on and so forth, and its employees and/or directors and/or its authorized representatives and/or acting on its behalf, including all the officers of such entities, all jointly and/or severally.

17.5.	Both Parties have executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the other party, after being provided with the right to consult with legal counsel, after understanding the content of this Agreement and considering the implications thereof, including the release contained thereunder.

IN WITNESS WHEREOF, the Parties have executed this Agreement:

/s/ Erez Raphael	/s/ Zvi Ben-David
Labstyle Innovation Ltd.	Zvi Ben David

April 18, 2025	April 18, 2025
Date	Date

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